Amendment to
Amended and Restated Investment Advisory
and Management Agreement
Between JNL Investors Series Trust and
Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Trust and the Adviser entered into an Amended and Restated Investment Advisory and Management Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013 (“Agreement”), whereby the Adviser agreed to perform certain investment advisory services, on behalf of several separate series of shares (each a “Fund”) listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved the addition of the JNL/PPM America Low Duration Bond Fund (“New Fund”) to the Trust.

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to add the New Fund and its’ fees thereto.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

In Witness Whereof, the Adviser and the Trust have caused this Amendment to be executed as of June 26, 2013, effective as of September 16, 2013.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated September 16, 2013
 (List of Funds)

Funds
JNL/PPM America Low Duration Bond Fund
JNL/PPM America Total Return Fund
JNL Money Market Fund

A-1

Schedule B
Dated September 16, 2013
(Compensation)

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
JNL/PPM America Low Duration Bond Fund	$0 to $500 million Over $500 million	0.45% 0.40%
JNL/PPM America Total Return Fund	$0 to $1 billion Over $1 billion	0.50% 0.45%
JNL Money Market Fund	$0 to $750 million Over $750 million	0.20% 0.18%

B-1